SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).

X          Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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OPTIMUM FUND TRUST

OPTIMUM SMALL-MID CAP VALUE FUND

2005 Market Street
Philadelphia, PA 19103-7094

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of Optimum Small-Mid Cap Value Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about April 18, 2016 to shareholders of record of the Fund as of April 6, 2016.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors unaffiliated with the Trust or the Manager (“unaffiliated sub-advisors”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisors, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund.  In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on Nov. 7, 2006 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on Dec. 17, 2015 (the “Meeting”), approved a sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and LSV Asset Management (“LSV”), under which LSV would serve as the sub-advisor to the Fund, replacing The Delafield Group, a division of Tocqueville Asset Management L.P. (“Tocqueville”), and The Killen Group, Inc. (“Killen”).

The sub-advisory agreement between the Manager, on behalf of the Fund, and each of Tocqueville and Killen was terminated on Jan. 8, 2016.  The decision to terminate the sub-advisory agreements was based upon certain factors, including but not limited to, the desire to replace Tocqueville and Killen with a sub-advisor who may be more compatible from an investment perspective with the Fund’s other sub-advisor, Westwood Management Corp. (“Westwood”).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding LSV and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, PA 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisors Act of 1940 (the “Advisors Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated Jan. 4, 2010 between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional   sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 1.05% on average daily net assets up to $75 million; 1.025% on average daily net assets from $75 million to $150 million; and 1.00% of average daily net assets over $150 million. The Manager has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $4,246,186 from the Fund for the fiscal year ended March 31, 2016.

The key executives and each trustee of the Manager and their principal occupations are: Shawn Lytle, Trustee and President; Roger A. Early, Trustee and Executive Vice President/Managing Director, Head of Fixed Income Investments/Co-Chief Investment Officer – Total Return Fixed Income Strategy; David F. Connor, Trustee and Senior Vice President / General Counsel / Secretary; Richard Salus, Senior

Vice President / Chief Financial Officer; and Daniel V. Geatens, Director of Financial Administration.  The address of each person listed is 2005 Market Street, Philadelphia, PA 19103-7094.

THE SUB-ADVISOR

LSV is an investment advisor located at 155 North Wacker Drive, Suite 4600 in Chicago, IL.  LSV was founded in 1994 and provides domestic, international and global value equity investment management to institutional investors. As of March 31, 2016, LSV had approximately $86 billion in assets under management.

LSV was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. LSV is not affiliated with the Manager, and LSV discharges its responsibilities subject to the oversight and supervision of the Manager and the Board. LSV is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Killen and Tocqueville by LSV and the implementation of the Sub-advisory Agreement. The fees paid by the Manager to LSV depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to LSV by the Manager. In accordance with procedures adopted by the Board, LSV may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between LSV and the Manager is dated Dec. 17, 2015.

LSV serves as an investment sub-advisor to the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective.

Fund	Assets As of March 31, 2016	Annual Sub-Advisory Fee Rate (as a percentage of average daily net assets)
SEI Institutional Investments Trust Small/Mid Cap Equity Fund	$214 million	0.45% on all assets

The names and principal occupations of the principal executive officers of LSV and the LSV portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with LSV, is 155 North Wacker Drive, Suite 4600, Chicago, IL:

Name	Position
Josef Lakonishok	Founding Partner, Portfolio Manager, CEO, CIO
Menno Vermeulen, CFA	Partner, Portfolio Manager
Puneet Mansharamani, CFA	Partner, Portfolio Manager
Greg Sleight	Partner, Portfolio Manager
Guy Lakonishok, CFA	Partner, Portfolio Manager
Kevin Phelan, CFA	Partner and Chief Operating Officer
Josh O’Donnell	Partner, Chief Compliance Officer and Chief Legal Officer

THE SUB-ADVISORY AGREEMENT

The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to LSV, are substantially similar to the sub-advisory agreement between the Manager and each of Killen and Tocqueville, the Fund’s prior sub-advisors.

The Sub-advisory Agreement provides that LSV, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. LSV, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  LSV also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Sub-advisory Agreement provides for LSV to be compensated based on the average daily net assets of the Fund allocated to LSV. LSV is compensated from the fees that the Manager receives from the Fund.  LSV generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to LSV, or (ii) LSV, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager, and LSV. The Board considered and reviewed information about LSV, including its personnel, operations and financial condition, which had been provided by LSV. The Board also reviewed material furnished by the Manager (with the assistance of its consultant, LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreement and the various services proposed to be rendered by LSV; research and analysis concerning the Manager’s proposal of LSV; a description of LSV’s proposed sub-advisory fees under the Sub-advisory Agreement, along with fees that LSV charges similar accounts; information concerning LSV’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to LSV’s personnel, organization and policies; copies of LSV’s Form ADV, compliance policies and procedures and its Code of Ethics; and a copy of the Sub-advisory Agreement.

In considering such information and materials, the Independent Trustees received assistance and advice from and met separately with independent counsel.  The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were sent to the Independent Trustees in advance of the Board meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors.  In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by LSV, the Board reviewed the services to be provided by LSV pursuant to the Sub-advisory Agreement, noting specifically that the Sub-advisory Agreement contains substantially similar provisions to those in the prior Killen and Tocqueville sub-advisory agreements, except for the provisions relating to the fees. The Board reviewed materials provided by LSV regarding the experience and qualifications of personnel who will be responsible for managing LSV’s portion of Optimum Small-Mid Cap Value Fund. The Board also placed weight on the performance of a representative LSV portfolio that utilized the investment process and parameters that would be employed by LSV on behalf of its portion of the Fund (the “LSV Account”). The Board also considered that LSV would co-manage the Fund with another advisor, Westwood. The Board considered the compatibility of the two advisors’ investment philosophies and methodologies.  Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by LSV to the Fund and its shareholders and was confident in the abilities of LSV to provide quality services to the Fund and its shareholders.

Investment Performance. The Board reviewed information on the performance of the LSV Account over various time periods. The Board also reviewed a combination analysis showing various performance metrics that would have resulted from combining the performance of the LSV Account with the performance of Westwood in managing its portion of the Fund over various time periods measured in several different ways. In respect to such analysis, the Board noted that LSV’s investment style was expected to complement that followed by Westwood, and LSV’s investment strategy was expected to provide a better balance to Westwood’s investment philosophy than Killen and Tocqueville had provided.  The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by LSV under the Sub-advisory Agreement.

Comparative Expenses.  In considering the appropriateness of the sub-advisory fees to be charged by LSV, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by LSV, as more fully described above. The Board noted that LSV’s sub-advisory fees are paid by the Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by the Manager to LSV were the product of arms-length negotiations between the Manager and LSV, and the Board considered the allocation of the investment management fees charged to the Fund between the Manager and LSV in light of the nature, extent and quality of the investment management services provided, and to be provided by, the Manager and LSV. In particular, the Board was provided with a description of fees to be charged by LSV under the Sub-advisory Agreement for Optimum Small-Mid Cap Value Fund, which showed them to be slightly lower than the sub-advisory fees charged by each of Killen and Tocqueville under its respective sub-advisory agreement at the Fund’s current amount of assets under management. The Board discussed the impact that the differences in fees would have on the Manager’s profitability. The Board also was provided with information showing that LSV’s fees were competitive with those charged by LSV to other comparable investment companies or accounts, and was informed by the Manager that LSV’s fees were competitive with fees of other investment managers being considered as possible sub-advisors to the Fund. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by LSV under the Sub-advisory Agreement were acceptable in relation to the services being provided.

Profitability and Economies of Scale.  The Board was informed that LSV may receive certain fall-out benefits in connection with its relationship with the Fund, such as benefits relating to soft-dollar arrangements. Information about LSV’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Trustees also noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines. The Board considered that the asset size of Optimum Small-Mid Cap Value Fund, as of Nov. 30, 2015, exceeded the last fee breakpoint under its respective investment management agreement. The Trustees noted, however, that the actual investment management fee charged to the Fund was also limited as a result of management expense caps, and while intending to monitor the need for additional breakpoints, believed it unlikely that meaningful economies of scale currently existed in the management of the Fund.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated Jan. 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A and Class C shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of DMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of DMHI and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund made payments in the amount of $1,532 to affiliated brokers for the fiscal year ended March 31, 2016.

Record of Beneficial Ownership
As of April 6, 2016, the Fund believes that there were no beneficial owners holding 5% or more of the outstanding shares of any Class of the Fund.  As of April 6, 2016, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800 914-0278.